Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

STRATEGIC PARTNER WARRANT

Basanite, inc.

Warrant Shares: 40,000,000

Issue Date: December 10, 2021

Initial Exercise Date: (i) December 10, 2021, with respect to fifty percent (50%) of the Warrant Shares (as defined below) and (ii) immediately following satisfaction of the Funding Condition (as defined below) with respect to the remaining fifty percent (50%) of the Warrant Shares.

THIS STRATEGIC PARTNER WARRANT (the “Warrant”) certifies that, for value received, U.S. Supplies, Inc., a Florida corporation, or its assigns as permitted hereunder (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the Initial Exercise Date (as defined above) and on or prior to 5:00 p.m. (New York City time) on December 10, 2026 (the “Termination Date”), but not thereafter, to subscribe for and purchase from Basanite, Inc., a Nevada corporation (the “Company”), up to Forty Million (40,000,000) shares (as subject to adjustment hereunder, the “Warrant Shares”) of restricted common stock, par value $0.001 per share, of the Company (the “Common Stock”), subject to vesting of this Warrant as provided for in Section 1(b). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b). This Warrant shall initially be issued in certificated form in the name of the Holder. Both Holder and the Company shall be referred to together as “Parties” and individually as “Party”.

Section 1. Background; Funding Condition.

a) Background. This Warrant is being issued concurrently with the execution of that certain Distribution Agreement, dated December 10, 2021, between the Company and the Holder.

b) Vesting; Funding Condition. It is expressly agreed that this Warrant shall vest and become exercisable as follows: (i) the irrevocable right to purchase fifty percent (50%) (or 20,000,000) of the Warrant Shares shall vest immediately as of the Issue Date and (ii) the right to purchase the remaining fifty percent (50%) (or 20,0000,000) of the Warrant Shares shall only vest upon satisfaction of the Funding Condition. As used herein, the term “Funding Condition” means the actual receipt of the Company, following the Issue Date, of new investment into the Company of not less than $5,000,000 from one or any combination of the following entities or individuals: (i) the Holder and its affiliates, (ii) CR Business Consultants, Inc. and its affiliates or (iii) any person or entity first introduced to the Company by any of the foregoing.

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Section 2. Exercise.

a) Exercise of Warrant. Exercise of the vested portion of purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined in Section 2(c)(i) herein) following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the exercise of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for exercise hereunder at any given time may be less than the amount stated on the face hereof.

b) Exercise Price. The exercise price per Warrant Share under this Warrant shall be $0.33, subject to adjustment hereunder (the “Exercise Price”).

c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) =	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(68) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B) =	the Exercise Price of this Warrant, as adjusted hereunder; and

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(X) =	the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

(d) Mechanics of Exercise

(i)	Delivery of Warrant Shares Upon Exercise. The Company shall cause its Transfer Agent to deposit the Warrant Shares and cause the Transfer Agent to credit the Warrant Shares to the account of the Holder’s or its designee’s balance account with The Depository Trust Company or its nominee (“DTC”) or another established clearing corporation performing similar functions) through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), and otherwise by physical delivery of the Warrant Shares, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”); provided that the Warrant Share Delivery Date shall not be deemed to have occurred until such time that the Company has received the aggregate Exercise Price. Upon delivery of the Notice of Exercise and the Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares. Notwithstanding anything herein to the contrary, upon delivery of the Notice of Exercise the Holder shall be deemed for purposes of Regulation SHO under the Exchange Act to have become the holder of the Warrant Shares irrespective of the date of delivery of the Warrant Shares. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Common Stock on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a registrar (which can be the depositary) that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the

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nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Common Stock so reported, or (d) in all other cases, the fair market value of an Common Stock as determined in good faith by the Board of Directors of the Company.

(ii)	Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to exercise the unexercised Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii)	Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise; provided, however, that the Holder shall be required to return any Warrant Shares subject to any such rescinded exercise notice concurrently with the return to Holder of the aggregate Exercise Price paid to the Company for such Warrant Shares and the restoration of Holder’s right to acquire such Warrant Shares pursuant to this Warrant (including, issuance of a replacement warrant certificate evidencing such restored right).

(iv)	No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant.

(v)	Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Depositary fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

(vi)	Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Common Stock held by the Holder and its Attribution Parties plus the number of Common Stock underlying such Warrant Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock underlying Warrant Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion

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or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 2(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(d), in determining the number of outstanding Common Stock, a Holder may rely on the number of outstanding Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of Common Stock then outstanding.  In any case, the number of outstanding Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of Common Stock representing the Warrant Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Common Stock outstanding immediately after giving effect to the issuance of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

a) Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Common Stock or any other equity or equity equivalent securities payable in Common Stock (which, for avoidance of doubt, shall not include any Common Stock issued by the Company upon exercise of this Warrant), as applicable, (ii) subdivides outstanding Common Stock into a larger number of shares or Common Stock, as applicable, (iii) combines (including by way of reverse share split) outstanding Common Stock into a smaller number of shares, as applicable, or (iv) issues by reclassification Common Stock or any shares of capital stock of the Company, as applicable, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. For the purposes of clarification, the Exercise Price of this Warrant will not be adjusted in the event that the Company

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or any Subsidiary thereof, as applicable, sells or grants any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common stock Equivalents, at an effective price per share less than the Exercise Price then in effect.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock, as applicable, are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c) Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, shares or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Stock, as applicable, are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d) Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding Common Stock (not including any Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business

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combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share underlying the Warrant Shares that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(d) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(d) on the exercise of this Warrant). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and which required no additional consideration upon exercise, and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

e) Most Favored Nation. While this Warrant is outstanding, if the Company sells or issues any warrants to purchase Common Stock ("Subsequent Warrants") which contain material terms that are more favorable to the holders of the Subsequent Warrants than the terms of this Warrant, the Company will provide the Holder with written notice of such sale or issuance, including the terms of the Subsequent Warrants, no later than five (5) Business Days after the closing date thereof. In the event the Holder determines, in its sole discretion, that any Subsequent Warrants contains terms more favorable to the holder(s) thereof than the terms set forth in this Warrant the Holder may elect to exchange the Warrant for such Subsequent Warrant based on the amount of Warrant Shares exercisable under the Warrant, if any, thereunder. If the Holder elects to exchange the Warrant for a Subsequent Warrant, the Company agrees to enter into a side letter with the Holder relating to such Subsequent Warrant, which side letter will provide for (based on the good faith agreement of the Holder and the Company) any material terms of this Warrant which are not provided for in the Subsequent Warrant.

f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holder.

(i)	Adjustment. Whenever this Warrant is adjusted pursuant to any provision of this Section 3, the Company shall promptly notify, in writing, the Holder of the adjusted terms of this Warrant after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

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(ii)	Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the , any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile or email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K, except in the case where the filing of such Form 8-K would reasonably impair the Company’s ability to conduct a financing pursuant to the applicable provisions of the Securities Act or the rules and regulations thereunder, in which case the Company shall afford the Holder (in writing, which may be undertaken via email) the opportunity to not receive such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(h) Qualified Re-IPO. Notwithstanding the foregoing, if, prior to the full exercise of this Warrant, the Company completes a underwritten firm commitment public offering of the Common Stock under the Securities Act of 1933, as amended, provided that the gross proceeds to the Company in such offering exceed $15 million and pursuant to which the Common Stock is listed for trading on any tier of the Nasdaq Stock Market, the New York Stock Exchange or the NYSE American (a “Qualified Re-IPO”), and the exercise price of any warrant to purchase common stock issued to investors in the Qualified Re-IPO (the “Re-IPO Warrant Exercise Price”) is less than the Exercise Price then in effect, then the Exercise Price shall be adjusted downward on a one-time basis to equal to the Re-IPO Warrant Exercise Price, which revised exercise price may be further adjusted pursuant to the terms hereof.

(i) Pre-Qualified Re-IPO Financings. Notwithstanding the foregoing, if, prior to the full exercise of this Warrant and prior to the consummation of a Qualified Re-IPO, the Company sells securities at a price less than the Exercise Price then in effect, or issues derivative securities with an exercise or conversion price below less than the Exercise Price then in effect, the Exercise Price shall be adjusted downward to equal such lesser sales or exercise or conversion price; provided, however, that the foregoing shall not apply to an “Exempt Issuance”, which is defined as the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Company’s Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company,

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(b) securities upon the exercise or exchange of or conversion of any securities issued by the Company in its August 2021 private placement through Aegis Capital Corp. (the “Placement Agent”), warrants to the Placement Agent in connection with such private placement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the Issue Date, provided that such securities have not been amended since the Issue Date to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144), and provided that any such issuance shall only be to a person or entity (or to the equityholders of such entity) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and (d) the Qualified Re-IPO.

Section 4. Transfer of Warrant.

a) Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(c) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c) Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, provide a customary legal opinion from counsel reasonably acceptable to the Company and other customary documentation necessary for such transfer.

e) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

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Section 5. Miscellaneous.

a) Independent Terms of Distribution Agreement as a Separate Contract. Although references to the Distribution Agreement are made in this Warrant, it is understood that this Warrant shall be deemed as a separate and independent instrument or a contract. Parties agree that terms of this Warrant remain independent and are not incorporated by reference in the terms of the Distribution Agreement. The intent of the Company and the Holder is keep the controversies arising from or relating to the Warrant and separately from or relating to the Distribution Agreement completely separate as the Company and the Holder agree that the contemplated transactions under the Warrant and the Distribution Agreement are separate and independent transactions for all purposes and that the reference to the Distribution Agreement herein is made for the sole purpose of keeping the business terms clear between the Company and the Holder and to avoid ambiguity.

b) No Rights as Security Holder; No Exercise Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a security holder of the Company prior to the exercise hereof as set forth in Section 2(c)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive cash payments as expressly provided for herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

c) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

d) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day. “Business Day(s)” mean Monday through Friday excluding any national, legal or bank holiday in the United States of America or as established by the federal government of the United States of America. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding Business Day.

e) Authorized Shares.

(i)	The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued shares of Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Warrant Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

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(ii)	Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

(iii)	Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

f) Governing Law, Pre-Mediation Settlement Conference, Mediation, and Arbitration. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be proceed as provided herein. The Parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Broward County, Florida and the JAMS office in Miami, Florida solely with respect to the interpretation and enforcement of the terms of this Warrant under internal laws of the State of Nevada and all transactions contemplated herein. Parties expressly waive and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit, or proceeding may be brought or is not maintainable in said tribunal or that the venue thereof may not be appropriate or that this Warrant may not be enforced in or by such courts or JAMS office, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined solely in the state or federal courts located in Broward County, Florida or the JAMS office in Miami, Florida as provided herein. Should a lawsuit be necessary to enforce this Warrant, the Parties agree that jurisdiction and venue shall lie solely in Broward County, Florida. In the event of any litigation or arbitration relating to the subject matter of this Warrant, the prevailing Party shall be entitled to receive from the non-prevailing Party, its reasonable attorneys’ fees (including Trial and Appellate attorney's fees) and costs. Any disputes between the Parties hereto, whether arising under this Warrant or otherwise, which the Parties cannot resolve between themselves using good faith shall be resolved in person at the offices of either Party or at the office of their counsel or at the office of a mediator or an arbitrator or through the use of remote technology such as phone or video conferencing as follows:

(i)	The Parties shall use good faith efforts to resolve disputes among themselves without using a neutral third party or a mediator within 20 Business Days of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party and each Party may engage counsel to assist in such settlement efforts prior to mediating such dispute with a mediator.

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(ii)	If the Parties are unable to resolve the dispute among themselves, it shall be referred to a court certified mediator, and any mediation shall be held in Broward County at the office of the Company or at the office of JAMS in Miami, Florida. The Parties shall share equally in the cost of said mediation and mutually attempt to select a mediator from JAMS. In the event that the Parties are unable to agree upon a mediator from the list of mediators at JAMS within 15 Business Days of the date on which either Party requests mediation of a matter, the mediator shall be appointed by JAMS.

(iii)	In the event that said dispute is not resolved in mediation, the Parties shall submit the dispute to a neutral arbitrator at JAMS. The arbitration shall be held in Broward County at the office of the Company or at the office of JAMS in Miami, Florida. The prevailing party shall recover all fees and costs of said arbitration. In the event that the Parties are unable to agree upon an arbitrator from the list of arbitrators at JAMS within 15 Business Days of the date on which either Party requests arbitration of a matter, the arbitrator shall be appointed by JAMS. The Parties further agree that full discovery shall be allowed to each Party to the arbitration and a written award shall be entered forthwith. Any and all types of relief that would otherwise be available in Court shall be available to both Parties in the arbitration. The decision of the arbitrator shall be final and binding. Arbitration shall be the exclusive legal remedy of the Parties. Judgment upon the award may be entered in any court of competent jurisdiction.

(iv)	If either Party refuses to comply with a ruling or decision of the arbitrator and a lawsuit is brought to enforce said ruling or decision, it is agreed that the Party not complying with the ruling or decision of the arbitrator shall pay the court costs and reasonable attorney's fees (including Trial and Appellate attorney's fees) incurred in enforcing the ruling or decision of the arbitrator.

(v)	Any rights of injunctive relief shall be in addition to and not in derogation or limitation of any other legal rights.

g) Restrictions. The Holder acknowledges that the Warrant shares and the underlying shares of Common Stock acquired upon the exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal or foreign securities laws.

h) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

i) Notices. Any notice, demand or other communication required or permitted by this Warrant must be in writing and shall be deemed to have been given and received:

if delivered by overnight delivery service or messenger, when delivered, or if mailed, on the third business day after deposit in the United States mail, certified or registered postage prepaid, return receipt requested, or

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if faxed, telexed or telegraphed or emailed, twenty-four hours after being dispatched by fax or electronic data exchange (with telephone confirmation) addressed to the respective Parties at the following addresses, telegram or telex or email (through last known email address); in every case addressed to the Party to be notified as follows:

If to Holder:	U.S. Supplies, Inc.
1305 Hill Avenue
West Palm Beach, FL 33407
Attention: Manuel A. Rodriguez, President
mrodriguez@cppb.us

If to Company:	Basanite, Inc.
2041 NW 15th Avenue
Pompano Beach, FL 33069
Attention: Simon R. Kay, Interim Acting Chief Executive Officer
sk@basaniteindustries.com

Copy to: Harsh Arora, Esq.
Kelley Kronenberg
10360 West State Road 84
Ft. Lauderdale, FL 33324
harora@kklaw.com

j) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to receive Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any shares of Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

k) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

l) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

m) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

n) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

o) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

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p) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDINGOR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS WARRANT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

q) Facsimile or Electronic Copy. A facsimile or electronic copy of this Warrant and any signatures affixed hereto shall be considered for all purposes as originals. Delivery of this Warrant may be effectuated by electronic communication (including by PDF sent by electronic mail, facsimile or similar means of electronic communication). Signatures delivered by electronic communication shall have the same legal effect as manual signatures. Each Party will make commercially reasonable efforts to provide an original signature, but failure to do so will not affect the validity of a party’s electronic signature. Pursuant to the Electronic Signatures in Global and National Commerce Act (ESIGN) the Parties hereby expressly agree to the other’s election to use electronic signature software operated by DocuSign for execution of this Warrant. The electronic signature generated by this software shall have the same legal effect as a handwritten signature and shall be considered legally admissible evidence of the parties’ intention to be legally bound by this Warrant. The Parties declare that they have received all information required to be fully aware of the electronic signature process and each Party hereby waives any claim, which it may have against the other Party as a result of the use of such electronic signature software.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Strategic Partner Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

basanite, inc.

By:	/s/ Simon R Kay
Name: Simon R Kay
Title: Interim Acting Chief Executive Officer

Agreed to and Accepted:

U.S. SUPPLIES, INC.

By:	/s/ Manuel A. Rodriguez
Name: Manuel A. Rodriguez
Title: President

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NOTICE OF EXERCISE

TO:	Basanite, Inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Strategic Partner Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form in lawful money of the United States. [if cashless exercise is permitted, this notice shall state here the number of Warrant Shares to be issued and the calculation therefor pursuant to the terms of the Strategic Partner Warrant]

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor/Non U.S. Person. The undersigned is either (i) an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that the undersigned is a non U.S. Person, the undersigned (x) is not acquiring the securities for the account or benefit of any U.S. Person, (y) is not in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Securities Act).

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: __________________________________________________

Name of Authorized Signatory: ____________________________________________________________________

Title of Authorized Signatory: _____________________________________________________________________

Date:

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EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Strategic Partner Warrant, execute this form and supply required information. Do not use this form to exercise Warrant Shares.)

FOR VALUE RECEIVED, the foregoing Strategic Partner Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature: __________________________

Holder’s Address: ___________________________

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